Exhibit 1.4

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Investor Relations	Media Relations
Craig Celek CDC Corporation (212) 661-2160 craig.celek@cdccorporation.net	Jennifer Buchhalter Articulate Communications Inc. (617) 451-7788 ext. 16 jbuchhalter@articulatepr.com

Norway’s Largest Pharmaceutical and Health Care Products Distributor Deploys the IMI Warehouse
and Order Management Solution from CDC Software to Streamline its Warehouse Operations

ATLANTA– Sept. 18, 2006 – Industri-Matematik, a leading provider of supply chain software solutions and services for process manufacturers, wholesalers and logistics services providers, and a division of CDC Software, a subsidiary of CDC Corporation (NASDAQ: CHINA), today announced that NMD Grossisthandel AS (NMD) has implemented the entire IMI Replenishment, Order Management, and Warehouse Management suite at its Trondheim regional warehouse. NMD, which is the largest wholesaler and distributor of pharmaceutical and health care products in Norway, is establishing a new logistical network, which in addition to the warehouse in Trondheim, will include a new central warehouse in Oslo and regional warehouses in Bergen and Harstad, all of which will be implementing the IMI suite of products from CDC Software.

At present, the regional warehouse in Trondheim holds approximately 5,000 products in stock and processes about 6,000 customer order lines per day. The central warehouse in Oslo will hold approximately 7,000 products in stock and process1,500 customer order lines per day.

By using the IMI Warehouse, Replenishment and Order Management solution, NMD can handle large customer orders in its central warehouse in Oslo while directing the smaller orders to its regional warehouses, such as the Trondheim warehouse. Goods are now picked at NMD’s central warehouse facility in Oslo, transported to Trondheim where they are cross docked with goods that are picked there and distributed to the customers in the region. Using this system, NMD optimizes its warehouse and order management function and ensures it can source and distribute products from any of its warehouses, to any location, based on individual customer needs.

NMD is using IMI Replenishment to forecast orders for its central warehouse in Oslo and also forecast the requirements of its regional warehouses. In addition, NMD uses the system to provide unique, value-add services that set it apart from its competitors. For example, IMI Replenishment is used to proactively manage replenishment for many of NMD’s pharmacy clients. IMI Replenishment uses statistics provided by the client to calculate their requirements and automatically generate a customer order for the pharmacy.

NMD also insists on a high level of customer service and, therefore, a large number of orders are delivered within one business day. As a result, many of NMD’s customers do not have to maintain a large volume of stock. For NMD, this unique dedication to customer service translates into one-size-fits-one market where nearly 40 percent of customer order lines contain only one consumer package, 30 percent contain two consumer packages and only 30 percent contain more than two consumer packages. This high degree of personalized service, enabled by IMI, is very difficult to match on a profitable basis and affords a significant competitive advantage to NMD.

“The implementation process has been quite smooth considering the immensity of it all,” said Arve Gudal, project manager at NMD. “I look forward to continued success as we move forward with implementation of Oslo and the additional regional warehouses.”

“We have had a long-standing relationship with NMD and are committed to providing solutions that help them succeed as a customer-driven company,” said Per Norling, president, CDC Software, EMEA region. “We are moving rapidly through this phase of implementation and the Bergen facility should be live in the very near future.”

About NMD
NMD’s business goal is to be the largest and most profitable supplier of pharmaceuticals and healthcare products and related logistical solutions and pharmacy concepts in Norway. In order to obtain this target it works closely with pharmacies, pharmacy chains, professional clients, manufacturers and suppliers in the Norwegian market. NMD has 4 local depots — in Oslo, Bergen, Trondheim and Harstad — which secures daily deliveries to more than 200 pharmacies throughout Norway.

About Industri-Matematik
Industri-Matematik (IMI) is a leading provider of supply chain software solutions and services for process manufacturers, wholesalers and logistics services providers across the extended value chain. The company focuses on performance driven customer fulfillments to help its customers automate, streamline and measure order- and manufacturing processes. IMI’s solutions are used by successful companies worldwide such as Ahlsell, AstraZeneca, ICA, NorgesGruppen and Canadian Tire. IMI is a division of CDC Corporation’s (NASDAQ: CHINA) enterprise software unit, CDC Software.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of CDC Software and IMI to address the needs of their wholesale and distribution customers specifically NMD Grossisthandel AS (NMD), and the ability of NMD to streamline operations, provide exemplary customer service and optimize its warehouse and order management function with CDC Software/IMI software. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the wholesale and distribution industry; the continued ability of CDC Software/ IMI solutions to address industry-specific requirements of wholesalers and distributors; demand for and market acceptance of new and existing enterprise software and services; development of new functionalities which would allow wholesale and distribution companies to compete more effectively and changes in the type of information required to compete in the aviation business. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2004 on Form 20-F filed on June 30, 2005 (and amended on October 11, 2005).  All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release.  The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise

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